Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Doug Wright
Executive Vice President, Chief Financial Officer
Intermountain Community Bancorp
(509) 363-2635
dougw@intermountainbank.com
INTERMOUNTAIN COMMUNITY BANCORP SELECTED FOR PRELIMINARY APPROVAL FOR UP
TO $27 MILLION FROM THE US TREASURY’S CAPITAL PURCHASE PROGRAM
SANDPOINT, Idaho – November 7, 2008 – Intermountain Community Bancorp (OTCBB – IMCB.OB) the holding company for Panhandle State Bank, the largest locally owned state bank in Idaho, today announced approval for participation in the Treasury Department’s voluntary Capital Purchase Program. As a participant in the program, Intermountain may issue up to $27 million in preferred stock with warrants to purchase up to approximately $4 million in common stock.
As a condition of the approval, Intermountain will call a Special Meeting of its shareholders to approve amending its Articles of Incorporation to provide for the issuance of preferred stock, and will file proxy materials with the Securities and Exchange Commission for that purpose.
President and Chief Executive Officer Curt Hecker said, “We are pleased to have been selected as one of the first community banks deemed strong enough to receive preliminary approval for participation in the program, which is designed to promote confidence in the banking system and to revitalize lending. While our capital position is already strong, this new equity will increase our capacity to lend and enhance our competitive position. The capital is offered at favorable market terms. As such, it will serve as relatively low cost insurance against the uncertain economic times we face, and give us an advantage with respect to future opportunities. Our shareholders, customers and employees can consider this opportunity to acquire capital as a compliment to our ability to successfully operate under difficult economic conditions. We will continue to evaluate our participation in the program, and will make a final determination to participate in the program and decide the amount of capital that the company can most appropriately utilize.”
Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.